                                                                   ATTACHMENT II

Thank you, Mandy. Good afternoon. This is Hervey Parke, Vice President of Investor Relations for IBM, thank you all for joining us today.

Let me quickly give you a few pieces of information.

       At this time, the opening page of the presentation should have automatically loaded -- and you should be on the title page.

       After the last chart in the presentation -- we will provide you an index to go back to specific slides during the Q&A. Alternatively, you can jump to the index at any time by clicking on the index link on the left side of your screen.

       For printing the slides -- you still have two alternatives:

              On the index page, there is a link so you can download the entire set of charts for printing.

              Or -- you can print the charts one by one during the presentation to take notes on them. While all of the charts will be available at the beginning of the presentation -- printing them all may tie up your browser -- so you may want to wait until the end of the presentation.

       A replay of this webcast will be available on this website by this time tomorrow -- and we will make the text of our presentation available on this website in approximately 45 minutes.

Second point: Let me make sure you saw a note in the press release --

       Starting with this first quarter -- our results reflect two changes the company made in the organization of our business segments.

       The Intel-based xSeries servers were transferred from the Personal Systems Group to the server division of the Enterprise Systems Group.

       The Printing Systems Division was transferred from the Technology Group to the newly formed Personal and Printing Systems Group -- consisting of the realigned Personal Computer division, Retail Store Solutions division, and the Printing Systems division.

       First quarter 2000 results have been reclassified to conform to the 2001 presentation.

       This affects the attached SEGMENT data. This does not affect the Financial Results Statement since this is all contained within Hardware.

       Certain comments made by John Joyce or myself during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

       Those statements involve a number of factors that could cause actual results to differ materially.

       Additional information concerning these factors is contained in the company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

And at this time, let me turn the call over to John Joyce, IBM's Senior Vice President and Chief Financial Officer.

Thanks, Hervey. Good afternoon.

We're pleased with our first quarter results, with --

       o 21 billion dollars in revenues, which is double-digit growth of 14% at constant currency,

       o and Earnings Per Share of 98 cents -- also double-digit growth of 18% over last year.

Last quarter we said we were entering the year with some momentum --

       o Our strategies were continuing to take hold, and the marketplace was moving in our direction -- a direction that increasingly values solutions over point products.

       o We saw increasing demand for our products and services driven by our growing technology leadership -- in both hardware and software.

       o      And our team was executing well.

All of those factors remained true in the first quarter.

Our results also reflect several other factors that continue to differentiate IBM from our competitors -- particularly our diversified, worldwide portfolio of businesses -- and our strategic focus in key growth areas such as Services, Middleware, and Technology.

       We told you in January that we expected continued strength in these higher growth areas -- and we executed well.

       At that time, we also recognized that we'd feel demand and price pressures in PCs and hard disk drives.

       Our expectations here were right on track as well.

       In addition, we continued to make progress in the first quarter in key competitive areas such as Servers and Storage Subsystems.

We'll talk in more detail about each of these areas later in the presentation.

Before we get to that, however, let me answer the next question on your minds:
Have we changed our expectations for 2001?

We recognize that the U.S. market remains volatile and uncertain, and it is likely that other regions of this global market are feeling some of the same pressures. We're certainly not immune to a major, worldwide economic downturn.

However, there are unique factors that set us apart from many other companies in the IT marketplace, and we have not changed our opinion of full-year 2001.

So let me repeat what I said in January:

       Based on our results -- and everything we know today about the coming year -- we remain on track for your consensus EPS estimate for 2001 -- which is consistent with our longer-term business model.

Now, let's get into the details of the first quarter.

RESULTS
-------

Here's a financial overview of the first quarter:

       o      Revenue, at 21 billion dollars, was up 9% as reported.

              Currency's impact was five points -- so revenue at constant currency -- grew 14%.

              I have another chart on currency later that may be helpful to you in considering its effect on the rest of 2001.

       o Pre-tax income was up 15%, and once again we saw improving profitability.

              Both our gross profit margin and our total expense-to-revenue improved three-tenths of a point over last year as we continued to benefit from our own investments in e-business to improve our productivity.

       o The tax rate was 29.7% -- down three-tenths of a point from a year ago, but up two-tenths from the fourth quarter.

       o Average diluted shares outstanding for the quarter were one billion 781 million -- down 2.7% -- reflecting our stock buyback program.

       o      And earnings per share were 98 cents -- up 18%.

Now, let's turn to Revenue in the first quarter -- starting with a geographic perspective --

1Q01 GEOGRAPHIC REVENUE
-----------------------

       o Asia Pacific once again was the strongest region in the first quarter, with 18% growth in constant currency.

              Our results in Japan continue to underscore the point that IT spending -- and most notably Services -- can be a priority in a weak economy.

       o      Europe grew 11% in constant currency.

              With the possible exception of Germany where the biggest issue is in the telecomm sector, we are not seeing a slowdown in demand for e-business applications.

       o And the Americas picked up another three points of growth over the fourth quarter -- despite the tough economic environment and associated competitive pricing.

       o Our OEM business grew 49% driven by strong demand for our microelectronics.

As I indicated last quarter, this chart represents two important attributes of our portfolio -- particularly in times like these: geographic diversity and a strong OEM technology business.

Now, I'll touch on Currency.

CURRENCY: YEAR-TO-YEAR COMPARISON
---------------------------------

This chart shows our average exchange rate -- as well as a year-to-year comparison -- for the dollar against three currencies for the first quarter.

       A negative comparison indicates that the real growth in local-currency revenue was hurt by the translation to dollars.

In the quarter, each of these three currencies was weaker against the dollar on a year-to-year basis -- so currency's impact was five points on reported growth -- a point worse than the spot rates indicated three months ago.

And based on CURRENT spot rates, the negative effect of currency on revenue for the rest of the year has increased since January.

As in prior quarters, we have provided current spot exchange rates as a way of gauging possible future impact from currency.

       This is by no means a prediction of what will happen. It simply shows the year-to-year effect if the dollar remained at current levels.

       o For example, back in January, the spot rates indicated that the impact of currency on our reported revenue growth in this coming second quarter would be two points. At current rates it would be four to five points.

       o It would be about the same difference for the third and fourth quarters.

While only a couple of sell-side analysts have recently changed their models to reflect this trend -- we do expect others will also address this as they adjust their models over the next few days.

Occasionally an analyst will ask us why we focus on revenue growth at constant currency. Let me give you three answers.

       o First, if you are trying to get a feel for the real rate and pace of business on a worldwide basis, you need to take currency out of the equation since companies have different mixes of geographic contribution.

       o Second, and more importantly, revenue growth at constant currency has a closer relationship to earnings growth since we typically hedge much of the effect of currency.

       o And third, exchange rates at any point in time have little or nothing to do with your success in a particular market.

Now let's look at revenue by major line item...

1Q01 REVENUE
------------

First, Hardware --

       Revenue was 8.5 billion dollars in the first quarter -- growing 15% at constant currency.

Global Services -- 40% of IBM's revenue in the first quarter -- was 8.5 billion dollars -- and grew 18% at constant currency.

       Services without maintenance was up 21%.

Software was 2.9 billion dollars --growing 5% at constant currency.

       WebSphere and Data Base on distributed platforms continued to have very strong growth.

Global Financing revenue -- also grew 5% at constant currency -- and was over 800 million dollars.

       Income-generating assets were up 7% over last year -- and financing originations were 9.6 billion dollars in the quarter.

Now let's review gross profit margin.

1Q01 GROSS PROFIT MARGIN
------------------------

Total gross profit margin for the first quarter was 36.1% -- up three-tenths of a point from last year.

       Hardware gross profit margin improved 2.8 points -- with improvement in all segments.

       Global Services gross profit margin declined four-tenths of a point.

              Two factors were faster growth of services over maintenance -- and rebalancing to meet the demand for new e-business skills.

       Software gross profit was up two-tenths of a point over last year.

       And our Global Financing gross profit margin improved 3.8 points -- principally due to better margins on our hardware remarketing.

So overall -- a good showing for gross profit margin.

Now let's turn to expense --

1Q01 EXPENSE SUMMARY CHART
--------------------------

Total expense was 5.1 billion dollars in the first quarter -- an increase of 7% from last year. Total expense-to-revenue improved by three-tenths of a point, but underneath this were some very important dynamics.

We continued to make excellent progress in our OPERATING Expenses where expense-to-revenue improved by a point and half -- driven by our continued focus on productivity.

       o      SG&A expense-to-revenue improved 1.1 points.

       o      R&D improved four-tenths of a point.

However, while Interest Expense was flat, Other Income was down over 200 million dollars from last year.

       The major factor was a 116 million-dollar write-down of certain equity investments for other-than-temporary market declines, which we have absorbed in our REPORTED results -- not in pro forma results as many others do.

       By the way, on that point -- the negative effects of FAS 133 were also included in our results, although for IBM this was only six million dollars.

IBM CASH FLOW
-------------

Free Cash Flow in the first quarter was a negative 1.6 billion dollars -- the same as last year.

       As this chart indicates, the first quarter is historically the weakest quarter for cash flow.

       A key difference from last year was an increase in capital expenditures, principally driven by the investments in Microelectronics capacity that we initiated last fall.

       This was offset by an improvement in Working Capital.

       o Trade Receivables improved as we focused on both credit and collections -- and our Days Sales Outstanding were flat year-to-year.

       o      Inventory was flat as turnover increased.

       Like many of our customers, we continue to invest in applications to further improve our inventory performance.

              We can now link 25,000 suppliers to our 25 worldwide manufacturing facilities over the internet.

       I want to stress that accounts receivable and inventory are key focus items.

       This is not the economic environment to have growing inventories and accounts receivable problems.

Also in the first quarter --

       We spent about 1.3 billion dollars to repurchase about 13 million shares.

       This leaves us with 1.4 billion dollars in our last Board authorization at the end of the quarter.

While capital expenditures will increase this year, share repurchase remains an important part of our financial model -- as does maintaining a strong balance sheet.

IBM BALANCE SHEET
-----------------

The balance sheet remains very healthy.

       Our 27.1 billion dollars of Global Financing debt -- which was 94% of IBM's debt -- was leveraged at a comfortable 6.8 to 1.

       And our 1.8 billion dollars in Core debt stands at 9% debt-to-capital -- lower than last year's 13%.

       The cash on the balance sheet is 3.9 billion dollars -- an increase of 300 million over the first quarter of 2000.

Now let me turn to a discussion of some of our individual businesses -- starting with Global Services --

SERVICES
--------

This was another strong quarter for Global Services with revenue up 18% at constant currency.

       o      Services grew 21%, and
       o      Maintenance was up 2%.

Double-digit growth across each of our Services segments was again fueled by e-business.

And, we continue to grow profit along with our revenue -- aggressively pursuing new contracts, but unlike some of our competitors, not at the expense of the bottom line or the balance sheet. We continue to walk away from bad deals.

Ten billion dollars of signings further added to our backlog which now stands at 87 billion dollars. A few comments on our signings:

       o This was the largest first quarter for signings in our history -- including eight deals over 100 million dollars plus one over one billion dollars,

       o and we have yet to include the huge NTT agreement since this complex contract is still being finalized.

       o We've also had many competitive wins, like the Bank of Nova Scotia and De Post, the Belgian postal service;

       o      and our pipeline remained strong.

Now let me address the three major segments of our Services offerings.

First, OUTSOURCING AND eSOURCING -- which is about 40% of Global Services -- grew 16% at constant currency.

       The Asia/Pacific region once again led the way with strong growth in Outsourcing and four new mega-deals.

       In Web-hosting, our worldwide signings were up 160%.

Next is BUSINESS INNOVATION SERVICES which is about a quarter of Global Services revenue.

       With growth of 26%, we have successfully made the transition from custom integration and Y2K remediation to our e-business offerings.

       We had good growth in supply chain management as well as the complex integration of our customers' various e-business applications. This is the heavy lifting that IBM is best able to do.

Next -- INTEGRATED TECHNOLOGY SERVICES -- which includes product support services and maintenance -- is about a third of Global Services.

       Demand for our expertise in infrastructure services and enablement continued this quarter. ITS -- excluding maintenance -- grew 29%.

As I discussed in January, services will continue to drive IBM's growth.

Some analysts hold a view that IBM's revenue and profit are still driven by mainframes -- that mainframes drag along large amounts of services, software, financing, storage... all sorts of things. Some others pay a lot of attention to our PC business. Let's look at the first quarter:

       In constant currency, IBM's total revenue grew about 2.6 billion dollars -- a pretty impressive number all by itself. What's important is where that growth came from.

       o      1.3 billion dollars -- or half that growth -- came from Services--

              which is driven by customers' investments in new business solutions -- not hardware sales.

       o      Over 700 million dollars of the growth came from Microelectronics.

              Again, this is not driven by IBM products, but by other companies' products.

       o      Software drove about 125 million dollars of our growth.

              Half of this is software on mainframes, but since that revenue flows from a monthly license charge from the entire installed base of mainframes, the current quarter's shipments have little to do with current revenue. This is more annuity-like.

       o These three -- Services, Middleware, and Technology -- accounted for approximately 80% of our growth in the first quarter.

       o      Hardware is still very important to our growth. We got --

              - nearly 200 million dollars from our pSeries, or UNIX servers as we continue to gain share;

              -      another 200 million from PCs;

              - over 150 million from our storage subsystems hardware, driven by Shark's new competitiveness;

              -      almost 100 million from our xSeries, or PC-based servers;

              - and yes, approximately 125 million dollars -- or about 5% of our growth did come from our mainframes.

              Our growth is not driven by PCs or mainframes. We are a Services-led company.

              What we really do is integrate all these complex technologies and protocols from hundreds of vendors and let our customers focus on their core strengths. Together, we solve their business problems and help them become more competitive and more profitable in their own markets.

              What has sustained IBM's Services growth when other services companies have fallen away is the unique combination of deep business knowledge and broad IT skills. This is what enables us to do the heavy lifting to build and integrate these new business solutions.

       And so we continue to invest in e-business skills for Services.

              Last year, IBM Global Services hired more than 19,000 employees -- and we'll grow our headcount again this year.

              I would remind you that we will grow net headcount - - net of attrition and net of the normal rebalancing of our workforce that goes on every year within all our business units.

              Now I'll discuss software.

SOFTWARE
--------

Our software business -- at 2.9 billion dollars -- grew 5 percent at constant currency.

       o Operating System revenues, which make up about 20% of total software, grew 2%.

       o      Middleware, which represents 80% of total software, grew 6%.

On distributed platforms -- UNIX and PC -- our middleware products continued to grow faster than the industry:

       o      MQ Series grew 48%.

       o      Our DB2 database software grew 36%.

       o And WebSphere continued to gain momentum in the marketplace with another strong quarter of 53% growth.

By the way, on the mainframe, where we have a substantial database software business, we got an additional boost from our new database management tools introduced last fall.

Two segments of our middleware business -- Tivoli and Lotus -- continued portfolio transitions.

       Tivoli continued to extend its leadership in enterprise systems management with new offerings in storage management, security, and management of web solutions.

              For example, storage management software had another strong quarter with 67% growth on distributed platforms.

       And although total revenue for Tivoli declined in the first quarter, their profitability improved. So as I said in January, this transition will last into the second half of the year.

       Lotus is going through a similar transition -- with focus on profit and new growth areas like Knowledge Management where we were up 14% in the first quarter.

One final point on Software.

       We signed five new ISV alliances this quarter -- with companies like Lawson Software, Trilogy, and J.D. Edwards -- who have committed to lead with IBM middleware, eServers and services as we work with them to help our customers build applications.

       This brings our total for these partnerships to 55.

TECHNOLOGY
----------

Our Microelectronics business grew triple digits.

       This outstanding performance was fueled by our advanced technologies being utilized in three fast-growing industry segments -- networking, pervasive, and enterprise IT.

       Also, we announced a key technology partnership with Toshiba and Sony to address a market segment we believe has the potential for strong future growth.

We remain significantly ahead in multiple technologies -- one or two years in some cases. Even products that many now take for granted, like copper, are only produced in high yields by IBM.

       Our unique technologies represent a relatively small but fast growing percentage of our customers' total semiconductor requirements.

       This allowed us to maintain momentum during a period when the industry slowed.

       We recognize that this industry is under pressure, and we do not expect to maintain triple digit growth. But we have the fastest, most advanced technology available, so we should continue to gain share and remain the industry's #1 ASIC supplier.

Speaking of supply -- this growth reflects the strong progress we have made bringing supply on line -- both internal and outsourced. I feel comfortable that we are well positioned, and balanced, in this volatile industry.

We are particularly proud of our Microelectronics Division's results -- a business that came forward with a strategy and executed against it. But they did not do it alone. These results are just one example of how we leverage our patent-leading Research Division to bring advanced technology to market.

Now let me address OEM Storage.

While we haven't made as much progress as we wanted -- HDDs did grow 12% year-to-year -- our second consecutive quarter of growth, during a period when the PC industry was under extreme pressure.

       o      Our volumes were up 39%.

       o We maintained our position as leading producer of mobile drives. And last month we extended our product leadership, announcing the fastest, largest, and quietest mobile drives available.

       o Server revenue grew 42% -- driven by our ten-thousand RPM Discovery drive.

       o      And, by the way, revenue for the IBM Microdrive more than doubled.

Nevertheless, this remains a troubled segment of the industry.

Now let's turn to eServers and Storage.

eSERVERS AND STORAGE
--------------------

IBM eServers followed their terrific fourth quarter performance with yet another strong quarter.

       o pSeries -- our high-performance UNIX platform -- and our largest revenue server platform -- grew at 33% -- gaining share in a very competitive environment.

              Our leadership technology -- utilizing copper and Silicon on Insulator -- is being delivered today, and Power 4 is up and running -- with customer deliveries later this year.

              Yesterday we announced our new p620 and p660 midrange server offerings -- extending our technology leadership to 6-way enterprise servers.

              We also announced AIX-5L -- giving our customers the option to run their Linux applications under the award-winning AIX operating system.

       The build-out of our customer's e-infrastructure continues.

              The requirement to support end-to-end, mission critical transactions play to our strength. IBM eServers were designed to support these processing-intensive, 24-by-7 applications that our customers increasingly rely on.

              In today's environment with customers focusing on cost, our investments in delivering performance, affordability, and reliability are starting to pay dividends.

       o MIPS grew 40% this quarter compared to a year ago -- reflecting the continued strong demand for mainframes.

              Only a small portion of what we ship is for replacement of older machines at this point.

              Customers are increasing capacity for web enablement as they extend the reach of existing applications over the net.

              Customers are also consolidating UNIX servers on the z900.

              And we continue to see strong interest in Linux on the z900 -- especially in the communications sector.

              Also, we started shipping our new operating system for the z900 at the end of March. z/OS is designed to meet the needs of e-business applications and includes the intelligent resource director which dynamically shifts processing power to applications as transaction rates rise and fall. Dynamic scalability.

       o      Our xSeries servers -- grew 14%.

              Despite fierce pricing pressure, our customers recognize the value of our eServer brand. From PC servers to mainframes, our customers rely on our unique ability to support their various requirements.

       o Completing the eServer brand is our iSeries integrated server platform.

              Following a strong fourth quarter -- during which iSeries grew 15% -- we encountered a downturn as our customers anticipated the new offerings which will be announced next week -- the availability of Linux on the iSeries. We do expect results to improve.

As with our eServers, we had strong competitive performance in Storage.

       o      Disk subsystem revenue grew 60% - driven by Shark, growing 82%.

       o There are now over 7,000 terabytes of Shark storage installed, and many of our customers have installed the advanced functions we announced last December.

       o The investment I told you we were making in our storage sales force is paying off.

       o We have penetrated nearly two thirds of the Fortune-100 companies, and we continue to focus aggressively on our competitors' accounts.

Now let me turn to Personal Systems --

PERSONAL AND PRINTING SYSTEMS
-----------------------------

Strong ThinkPad and NetVista shipments helped drive our PPSG segment to 7% growth year-to-year. We continue to do well in the selected segments we focus on.

       The first quarter is typically light for us in PCs, making fixed cost absorption more challenging during this period.

              Due to this and severe price pressure, we did lose money in this segment -- but we materially improved over last year's performance.

       We continue to focus on the end-to-end cost initiatives we've discussed before:

              o The percentage of revenue driven by our direct business is at 33% -- up over 60% from a year ago.

              o Despite the industry slowdown, we have reduced channel inventories by nearly one week. If not for this, our revenue growth would have been even higher.

              o Finally, plant inventory has been reduced by 17% from our year-end position.

       We believe we have identified and are executing the right plans to drive continued improvement in this business.

Now, let me summarize my remarks.

CLOSING REMARKS
---------------

As I said at the beginning of this presentation, we are pleased with our first-quarter results. As we did in the fourth quarter, we generated double-digit growth in revenue and EPS, and we proved that our strategies are working despite a difficult economic environment.

This chart shows our revenue growth at constant currency and our growth in earnings per share for the past nine quarters -- as well as the full-year results for 1999 and 2000.

       If you focus on the QUARTERLY data, you can clearly see the slowdown in our growth rate as our customers approached Y2K -- and then you can see the return to growth once they shifted their focus and resources back to new e-business applications.

       If you focus on the ANNUAL data, you can see that, despite this slowdown, we were able to achieve our full-year objective for earnings per share in both 1999 and 2000.

Let me make two points:

       o First -- our portfolio of businesses is designed to deliver steady annual results.

              We have been saying for some time now that our longer-term financial objectives are to grow revenue in high single digits at constant currency and to grow earnings per share in low double digits.

              Over the last two years -- difficult Y2K affected years -- we achieved an average 16% EPS.

              During that time, we also generated 14 billion dollars in free cash flow. Let me remind you that we use this cash flow as a driver of earnings per share.

              By the way, if you go back to 1994 -- when we began transforming IBM into a Services, Middleware, and Technology company -- on a constant-currency basis, our revenues have grown by 32 billion dollars, and we've generated 48 billion dollars in free cash flow.

              Clearly our large revenue base, with its services, product, and geographic breadth, and our very strong free cash flow have been key to our delivering consistent, double-digit EPS growth.

              And while our results may vary from quarter to quarter -- on a full-year basis we've met our EPS objectives -- by focusing on productivity and by sticking with our strategy.

       o The second point is that -- while many of our competitors who followed the dot-com mania are now trying to reinvent their strategies and are struggling with earnings shortfalls -- IBM has emerged from the past two years stronger than ever.

              - We've made real progress in our key strategic growth areas of Services, Middleware, and Technology. As I said earlier, these three accounted for approximately 80% of our growth in the first quarter.

              - We're also more competitive in key hardware areas like servers and storage.

              - We have higher levels of productivity as reflected in our gross profit margins and our expense to revenue -- resulting from our internal investments in e-business.

              - And, the IBM team is executing.

So now we are starting to see the benefits. As the U.S. Economy started to cool back in the fourth quarter -- of last year and even more so in the first quarter -- our growth -- in revenue and more importantly in earnings -- maintained its pace.

2001 will be a challenging year. And as Lou Gerstner pointed out in our earnings press release: We're no better than others in predicting how the current economic uncertainty will unfold.

But we have a strong start.

We have a portfolio of businesses that is more competitive and that can deliver steady results.

And we have a heightened focus on operations.

So as I said in my opening remarks, and as I said back in January --

       Based on our results -- and everything we know today about the coming year -- we remain on track for your consensus EPS estimate for 2001 -- which is consistent with our longer-term business model.

================================================================================

IBM 1Q 2001
EARNINGS PRESENTATION

APRIL 2001

================================================================================

Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the Company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations.

                                       IBM

                               IBM 1Q 2001 RESULTS

                         ==============================

                                                                        B/(W)
($B)                                                 1Q01               Yr/Yr
                                                     ----               -----
Revenue - as reported                                21.0                 9%
        @CC                                                              14%
                                                 -------------------------------
    GP%                                              36.1%            0.3 pts
    E/R%                                             24.3%            0.3 pts
Pre-tax Income                                        2.5                15%
    Pre-tax Income Margin                            11.8%            0.6 pts
                                                 -------------------------------
    Tax Rate%                                        29.7%            0.3 pts
Net Income                                            1.7                15%
    Net Income Margin                                 8.3%            0.5 pts
                                                 -------------------------------

Average Shares - Diluted (M)                         1781               2.7%
EPS - Diluted                                       $0.98                18%
                                                 -------------------------------

                         IBM 1Q 2001 GEOGRAPHIC REVENUE

                ===============================================

                                                B/(W)           Yr/Yr
                                                ---------------------
($B)                       1Q01                 Rptd              @CC
                           ----                 ----              ---
Americas                    9.0                  6%                7%

Europe/ME/A                 5.6                  3%               11%

Asia Pacific                4.3                  8%               18%

OEM                         2.1                 48%               49%
                        -------------------------------------------------

IBM                        21.0                  9%               14%
                        -------------------------------------------------

                        CURRENCY: YEAR-TO-YEAR COMPARISON

             ======================================================

                           QUARTERLY AVERAGES PER US$

                                                          @ 4/16 Spot
                                        | 4/16  |      ------------------
                               1Q01     | Spot  |  2Q01        3Q01      4Q01
                          ------------- | ----  |  ----        ----      ----
                                        |       |
Euro                        1.08        | 1.13  |
  Yr/Yr                             -7% |       |   -5%         -2%        2%
                                        |       |
Pound                       0.69        | 0.70  |
  Yr/Yr                            -10% |       |   -7%         -3%       -1%
                                        |       |
Yen                         118         |  124  |
  Yr/Yr                            -10% |       |  -17%        -16%      -13%
                          ------------------------------------------------------
Negative IBM Rev. Impact          5 pts           4-5 pts    4-5 pts   2-3 pts

Negative Yr/Yr growth signifies a translation hurt

                               IBM 1Q 2001 REVENUE

                  ============================================

                                              B/(W)      Yr/Yr
                                              ----------------         % of
($B)                             1Q01         Rptd         @CC        1Q Rev
                                 ----         ----         ---        ------
Hardware                          8.5          11%         15%           41%

Global Services                   8.5          12%         18%           40%

Software                          2.9          --           5%           14%

Global Financing                  0.8           2%          5%            4%

Enterprise Inv. / Other           0.3         (19%)       (14%)           1%
                                --------------------------------------------

IBM                              21.0           9%         14%          100%
                                --------------------------------------------

                         IBM 1Q 2001 GROSS PROFIT MARGIN

                ================================================

                                                                        B/(W)
                                                      1Q01              Yr/Yr
                                                      ----              -----
Hardware                                              30.2%            2.8 pts

Global Services                                       25.5%           (0.4 pts)

Software                                              80.2%            0.2 pts

Global Financing                                      47.3%            3.8 pts

Enterprise Inv./Other                                 49.5%            1.9 pts
                                                    ----------------------------

IBM                                                   36.1%            0.3 pts
                                                    ----------------------------

                           IBM 1Q 2001 EXPENSE SUMMARY

                  ============================================

($B)                                                                    B/(W)
                                                        1Q01            Yr/Yr
                                                        ----            -----
Operating Expenses

    SG&A                                                 3.8             (3%)

    R&D                                                  1.2             (3%)
                                                      -------------------------

Net Interest / Other Income                              0.1             NA
                                                      -------------------------

Total Expense                                            5.1             (7%)

    E/R%                                                24.3%          0.3 pts
                                                      -------------------------

                                  IBM CASH FLOW

                            ========================

($B)
                                         1Q00          FY00            1Q01
                                        ------        ------          ------
Net Income                                1.5           8.1            1.7
Depreciation/Amortization                 1.2           5.0            1.2
Working Capital / Other                  (3.4)         (0.8)          (3.0)
-----------------------------------------------------------------------------
Total Operating Sources                  (0.7)         12.3             --
-----------------------------------------------------------------------------
Capital Expenditures, Net                (0.9)         (4.6)          (1.4)
Other Operating Uses                       --          (0.5)          (0.1)
-----------------------------------------------------------------------------
Total Operating Uses                     (0.9)         (5.0)          (1.5)
-----------------------------------------------------------------------------
Free Cash Flow                           (1.6)          7.3           (1.6)
-----------------------------------------------------------------------------
Dividends                                (0.2)         (0.9)          (0.2)
Acquisitions                             (0.1)         (0.3)            --
Share Repurchase                         (2.1)         (6.7)          (1.3)
Other                                      --           0.2            0.5
Global Financing, Net                     1.4          (0.8)           2.2
Core Debt, Net                            0.4          (0.9)           0.6
-----------------------------------------------------------------------------
Net Cash Flow                            (2.2)         (2.1)           0.1
-----------------------------------------------------------------------------

EBITDA to Interest Expense (Core)         19X           24X            26X
-----------------------------------------------------------------------------

                                IBM BALANCE SHEET

                          ============================

                                     Mar               Dec               Mar
($B)                                2000              2000              2001
                                    ----              ----              ----
Cash                                 3.6               3.7               3.9
Core Assets*                        43.6              45.1              44.9
Global Fin. Assets*                 35.6              39.6              36.1
                                    ----              ----              ----
Total Assets                        82.8              88.3              84.8
                                  --------------------------------------------

Other Liabilities                   35.1              39.1              34.5
Core Debt                            2.2               1.1               1.8
Global Fin. Debt                    26.0              27.5              27.1
                                    ----              ----              ----
Total Debt                          28.1              28.6              28.8
                                    ----              ----              ----
Total Liabilities                   63.3              67.7              63.3
                                  --------------------------------------------

Equity                              19.5              20.6              21.5
                                  --------------------------------------------

Core Debt/Cap                        13%                6%                9%
Global Fin. Leverage                 5.2               6.6               6.8
                                  --------------------------------------------

* Excluding Cash

                                 GLOBAL SERVICES

                           ==========================

                             Revenue $8.5B, +18% @CC

----------------------                                  ----------------------
Services          +21%                                  Signings          $10B
Maintenance       + 2%                                  Backlog           $87B
----------------------                                  ----------------------

o     Continued strong global revenue growth in all segments

      >     16% Outsourcing and eSourcing growth
      >     26% Business Innovation Services growth
      >     29% Integrated Technology Services growth

o     Healthy signings add to backlog

      >     Largest first quarter signings in our history
      >     Strong 2000 signings are adding to our revenue growth

o     Growing profits with revenue

o     Pipeline remains strong

                                    SOFTWARE

                                ===============

                             Revenue $2.9B, +5% @CC

                             Operating Systems  +2%
                             Middleware         +6%

o     Strong growth in key distributed middleware products

      >     WebSphere platform                  + 53% YTY
      >     MQ Series                           + 48% YTY
      >     DB2                                 + 36% YTY
      >     Tivoli Storage                      + 67% YTY

o     Transitions at Tivoli and Lotus

o     Five new ISV alliances signed this quarter

                                   TECHNOLOGY
                                ================

o Microelectronics up >100%

      >     Technological leadership in high growth segments

            -- Networking - up >200%
            -- Pervasive - up 11%
            -- Enterprise IT - up 190%
            -- #1 WW ASICS supplier (Dataquest)

o     OEM Storage revenue up 12%
                              eSERVERS AND STORAGE

                       ==================================

o     IBM eServers: strong competitive performance

            --    Continued technology leadership
            --    Linux now supported on all platforms

      >     pSeries - UNIX - revenue up 33% @CC
      >     zSeries - mainframe - MIPS up 40%
      >     xSeries - PC based - revenue up 14%
      >     iSeries - AS/400 - revenue down 28%

o     Storage: strong competitive performance driven by Shark advanced function

      >     Disk subsystem revenue up 60%
      >     Shark in 63 of global 100

                          PERSONAL & PRINTING SYSTEMS

                         =============================

o Revenue +7% @CC

      >     ThinkPads           +10%
      >     Desktop             + 7%

o     Continued focus on operational efficiencies

      >     PC direct @ 33%
      >     Plant and channel inventory down

o     Challenging environment

      >     Economic impacts
      >     Industry price pressure

                   IBM FINANCIAL GROWTH - QUARTER & FULL YEAR

                   ==========================================

                                             Revenue
                                             -------
                                               @CC                    EPS*
                                               ---                    -----
      1Q99**                                   14%                     46%
      2Q99                                     16%                     21%
      3Q99                                      5%                     15%
      4Q99                                     (2%)                   (10%)
--------------------------------------------------------------------------------
    1999                                            7%                     13%
--------------------------------------------------------------------------------

      1Q00                                     (3%)                     6%
      2Q00                                      0                      16%
      3Q00                                      6%                     20%
      4Q00                                     12%                     32%
--------------------------------------------------------------------------------
    2000                                            4%                     19%
--------------------------------------------------------------------------------
      1Q01                                     14%                     18%

* Excludes 2Q99 and 3Q99 Actions, comprised of the Global Network sale and other 2Q99/3Q99 Actions
**    Split adjusted

                                       IBM